Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form F-4 of our report dated November 27, 2007, relating to the financial statements of Sims Group Limited, which appear in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers
Sydney, Australia
February 8, 2008